Exhibit 99.1

MabCure Secures $10 Million Funding Commitment from an Institutional Investor
Managed by Roswell Capital Partners

NEW YORK, NY (January 20, 2011) – Biotechnology company MabCure, Inc. (OTCBB: MBCI) today announced the signing of a $10,000,000 Equity Funding Facility with Centurion Private Equity, LLC (“Centurion”), an institutional investor managed by Roswell Capital Partners, LLC. MabCure intends to use the funding facility to fund clinical trials and ongoing research and development, and to support general corporate purposes.

Centurion has committed to purchase for cash consideration, subject to certain conditions and limitations described in the agreement, up to an aggregate of $10,000,000 of MabCure’s common stock. Under the Equity Funding Facility, MabCure may, at its discretion, periodically sell to Centurion shares of MabCure’s common stock at a price based upon the market price (as defined in the agreement) of MabCure’s common stock.

As part of the transaction, Centurion also agreed to advance MabCure $100,000 in the form of a nine-month 8% per annum secured convertible debenture. The debenture may be converted into shares of common stock at any time prior to maturity.

Additional details on the transaction are available in the Company’s 8-K filing with the Securities and Exchange Commission.

MabCure CEO, Dr. Amnon Gonenne, stated: "MabCure is committed to building on its efforts to date as we continue to develop our various antibodies against cancer. Securing this funding facility provides MabCure with the means to ensure that we are adequately capitalized and capable of meeting the requirements of our clinical trials and ongoing R&D. The funding facility from Centurion is exercisable at our discretion, which allows for flexibility. We are pleased to have in place the necessary means to ensure that we can meet our operational and growth requirements going forward."

Paul Gorski, Senior Investment Officer at Roswell, added: "We are very excited to be working with MabCure and look forward to providing them with capital and support to help them achieve their potential in the coming years."

Roswell Capital Partners, LLC is a fund management company focused on private equity investments in small-cap publicly traded securities. Since 1994, its members have served in the Private Equity Markets as the Principal or Investment Banker for over 125 public companies including several biotechnology companies such as Celgene, and Peregrine Pharmaceuticals

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About MabCure

MabCure is a U.S. biotechnology company whose mission is to change the perception of cancer as being a largely incurable disease. MabCure owns proprietary technology for the creation of unique and highly specific monoclonal antibodies (MAbs), which the company plans to develop as diagnostic tools, imaging agents and therapeutic drugs to treat lethal cancers. The company’s initial focus is on the development of novel diagnostic tests for the early detection of ovarian, prostate, and colorectal cancers, each with multi-billion dollar global market potential. MabCure is also currently exploring the potential of its anti-melanoma antibodies for the development of imaging and therapeutic agents. For more information about MabCure and to sign up for e-mail updates, visit www.mabcure.com.

This news release contains “forward-looking statements.” Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the change of business focus of the management of the Company and the inability of the Company to pursue its current objectives. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Media Contact:
MabCure, Inc.
info@mabcure.com